Exhibit 4.15

Strictly private and confidential

Randgold Resources Limited

3rd Floor, Unity Chambers

28 Halkett Street

St Helier

Jersey

JE2 4WJ

CHANNEL ISLANDS

For the attention of: Dr D Mark Bristow

16 September 2015

Dear Sirs,

Joint Venture Agreement dated 16 July 2009 between AngloGold Ashanti Limited and Randgold Resources Limited relating to Kibali Goldmines SA (formerly Kibali Goldmines SPRL) (the “Kibali JVA”)

Words and expressions used but not defined in this letter shall, unless otherwise stated, have the meanings given to them in the Kibali JVA, and references to clauses are to clauses of the Kibali JVA.

In consideration of the mutual covenants herein, the parties to the Kibali JVA (the “Parties”) have agreed pursuant to clause 32.3 to amend the Kibali JVA (a conformed copy of which (excluding Schedule 1) is included in the Appendix to this letter) as set out in this letter with effect from the date of Randgold Resources Limited’s acknowledgment of the terms of this letter.

1.

The final sentence of clause 8.2 (“The Parties agree that...Non-Operating Party”) shall be deleted and replaced with:

“The Parties agree that the posts of General Manager/Chief Executive Officer (“Directeur Général”), the Chief Operating Officer (“Directeur de I’Exploitation”) and the Chief Financial Officer (“Directeur Financier”) of Kibali shall be recommended by the Operating Party subject to the approval of the Kibali Board. AngloGold shall have the right to request that the Chief Financial Officer (“Directeur Financier”) of Kibali be removed if it considers it necessary (acting reasonably) and within a reasonable period of such request the Company shall procure that the Chief Financial Officer (“Directeur Financier”) is so removed.”.

2.

Clause 8.3 shall be deleted in full and replaced with the following new clause 8.3:

“The Parties further agree that if the Company is at any time entitled to appoint more than three directors to the Kibali Board, the fourth director appointed to the Kibali Board shall be proposed by the Non-Operating Party, the fifth director appointed to the Kibali Board shall be proposed by the Operating Party and any additional directors appointed to the Kibali Board shall be proposed by the Non-Operating Party and the Operating Party, alternating for each additional director.”

3.

After clause 8.3 there shall be added the following, as a new clause 8.3A:

“The Parties further agree that if the Company is at any time entitled to recommend nominees to fill more than three executive committee posts, the Operating Party shall recommend nominees to fill such additional executive posts subject to the approval of the Kibali Board.”

4.	In clause 13.3.24 the words “and/or dismissal” shall be deleted.

5.	Clauses 17.4, 17.5 and 17.6 shall be deleted in their entirety, and any references to those clauses shall be ignored and shall have no effect.

6.	After clause 17.3 there shall be added the following, as a new clause 17.4:

“17.4	If:

17.4.1	there is a Change of Control of a Party, or if applicable an Affiliate of a Party, pursuant to clause 23.17A in either case that is the then current Operator; or

17.4.2	the Operator ceases to be controlled by AngloGold or RRL (as the context requires) pursuant to clause 23.17A;

then the Non-Operating Party (or one of its Affiliates) shall have the right to immediately become the Operator without compensation to the then existing Operator.”

7.	After clause 23.17 there shall be added the following, as a new clause 23.17A:

“23.17A	Clauses 23.17.2 and 23.18 shall not apply (and any guarantee given pursuant to clause 23.17.3 shall cease to apply) if, at the time the relevant transferee and its subsidiaries (the “Transferee Group”) cease to be members of the AngloGold Group or the Randgold Group, as the case may be:

23.17A.1	an undertaking or guarantee in relation to the AngloGold Group’s or Randgold Group’s payment obligations under this Agreement is provided on terms reasonably satisfactory to AngloGold or RRL (as the case may be) by the ultimate parent undertaking of the Transferee Group;

23.17A.2	the net asset value of the Company and its subsidiaries does not constitute more than 50 per cent. of the net asset value of the Transferee Group; and

23.17A.3	the ultimate parent undertaking of the Transferee Group is or will be listed on a recognised stock exchange other than the main market of the London Stock Exchange, the Transferee Group has provided

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AngloGold or RRL, as the case may be, at its reasonable request, and in all other circumstances in which the Transferee Group will cease to be members of the AngloGold Group or Randgold Group, as the case may be, the Transferee Group has provided AngloGold or RRL, as the case may be, with a working capital report from an internationally recognised firm of accountants which states that the Transferee Group will be able to meet all of its payment obligations as contemplated by the then current budget of Kibali or its subsidiaries for at least a two year period from the date of such proposed transfer. The provisions of this clause 23.17.3 do not apply where the ultimate parent undertaking of the Transferee Group is or will be listed on the main market of the London Stock Exchange.

If this clause 23.17A applies in relation to a transfer under clause 23.17 (i) by a member of the AngloGold Group; or (ii) by a member of the Randgold Group, references in this agreement to AngloGold or RRL, as the case may be, shall be read as references to the ultimate parent undertaking of the Company following such transfer.”

Clauses 27 to 33 shall apply mutatis mutandis to this letter. The Parties have also agreed to make any cross-referencing amendments to the Kibali JVA consequent on the amendments set out in paragraphs 1 to 7 above.

The Parties agree to work together and use their reasonable endeavours to effect any changes that might be required to the articles of association of Kibali Goldmines SA and/or the 2014 Restated Contract of Association consequent on the amendments set out in paragraphs 1 to 7 above.

Please confirm your acceptance of the terms of this letter by signing and returning to us the enclosed copy of this letter.

Yours faithfully,

for and on behalf of
AngloGold Ashanti Limited

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To:	AngloGold Ashanti Limited

We agree to the matters set out in your letter dated 16 September 2015 (of which this is a copy).

Dated 16 September 2015

for and on behalf of
Randgold Resources Limited

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Appendix

Conformed copy of the Kibali JVA

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AMENDED VERSION

Amended on 16 September 2015 by agreement between the Parties

Date: 16 July 2009

JOINT VENTURE AGREEMENT

Between

ANGLOGOLD ASHANTI LIMITED

and

RANDGOLD RESOURCES LIMITED

TABLE OF CONTENTS

1.	THE PARTIES	1

2.	INTERPRETATION	1

3.	INTRODUCTION	8

4.	[INTENTIONALLY OMITTED]	8

5.	EFFECTIVE DATE	8

6.	THE COMPANY BOARD	9

7.	COMPANY BOARD MEETINGS	10

8.	THE KIBALI BOARD AND EXECUTIVE COMMITTEE	10

9.	SHAREHOLDERS’ MEETINGS	11

10.	BUSINESS OF THE COMPANY	12

11.	FUNDING OF THE COMPANY	12

12.	DEFAULT	13

13.	CONSENSUS MATTERS	17

14.	BANKERS, AUDITORS, REGISTERED OFFICE AND YEAR END OF THE COMPANY	20

15.	ACCOUNTING POLICY	20

16.	VOTING SUPPORT	20

17.	ADMINISTRATION OF THE COMPANY	20

18.	ANNUAL BUDGET	21

19.	[INTENTIONALLY OMITTED]	22

20.	[INTENTIONALLY OMITTED]	22

21.	EMPLOYEES	22

22.	CALL OPTION	22

23.	PRE-EMPTIVE RIGHTS	22

24.	BOOKS AND ACCOUNTS	27

25.	COSTS	27

26.	RELATIONSHIP OF THE PARTIES	27

27.	NOTICES	28

28.	GOVERNING LAW	29

29.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	29

30.	DISPUTE RESOLUTION	29

31.	CONFIDENTIALITY	30

32.	GENERAL	31

33.	SEVERABILITY	32

[Schedule 1 Operator Agreement] [Not included]

Schedule 2 Minimum Form Confidentiality Agreement	34

Schedule 3 Form of Deed of Adherence	43

JOINT VENTURE AGREEMENT (this “Agreement”)

1.	THE PARTIES

1.1	ANGLOGOLD ASHANTI LIMITED

1.2	RANDGOLD RESOURCES LIMITED

2.	INTERPRETATION

2.1	The headnotes to the clauses of this Agreement are inserted for reference purposes only and shall in no way govern or affect the interpretation hereof.

2.2	Unless inconsistent with the context, the expressions set forth below shall bear the following meanings:

“Acquiring Party”	has the meaning set forth in clause 22.1;

“acting in concert”	in relation to a company or any of its direct or indirect holding companies are persons who actively co-operate pursuant to an agreement or understanding (whether formal or informal) with a view to obtaining or consolidating a Change of Control of that company or any of its direct or indirect holding companies;

“Affiliate”	in respect of any company, its holding company and the direct and indirect subsidiaries of its holding company;

“Agreed Business”	the carrying out of the Project and all matters reasonably necessary in connection with the Project;

“AngloGold”	AngloGold Ashanti Limited, a company registered in the Republic of South Africa;

“AngloGold Group”	AngloGold and its subsidiaries and Affiliates;

“Annual Budget”	the budgets of each of the Project and Kibali in respect of each Financial Year which shall include the Projected Cash Flow Statement;

“Approved Programme”	a Programme which has been approved by the Company Board;

“Area”	the exploitation area more fully described in the Exploitation Permit;

“Auditors”	the auditors of the Company from time to time;

“Bid Agreement”	the agreement dated as of July •, 2009 between AngloGold and RRL entered into concurrently with this Agreement;

“Business Day”	every day except Saturdays, Sundays and official public holidays in the Democratic Republic of the Congo or the Republic of South Africa;

“Call Option”	has the meaning set forth in clause 22.1;

“Called Sum”	has the meaning set forth in clauses 11.3.3 and 11.4;

“Called Sum Interest”	has the meaning set forth in clause 12.2;

“Capital Budget”	the capital programme and budget in respect of the development, construction and operation of each of the Project and Kibali, which, in the case of the Project, shall be consistent with the Mining Plan;

“Capital Costs”	all costs of the Project or Kibali which are treated as capital costs in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board;

“Capital Project”	any work of a special nature, including (without limitation) shafts and all ancillaries, open pits, capital development, mining and underground equipment, all plant, machinery, vehicles, service installations, equipment, all housing units of whatsoever nature and all general and special purpose buildings (whether temporary or permanent) and all additions, alterations and improvements thereto and all maintenance and operational work carried and all capital spares and stores procured, in each case, during the construction period;

“Cash Purchase Price Range”	has meaning set forth in clause 23.9.2;

“Change of Control”	shall arise at any time after the date hereof if: (i) any third party (acting alone or with persons acting in concert (as defined above)) is or becomes, directly or indirectly, the beneficial owner of such proportion of the issued share capital of a Party, entitling it (together with persons acting in concert) to exercise more than

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one half of the votes at that time capable of being cast ordinarily in general meeting; or (ii) more than 50 per cent. of the members of the board of directors of a Party shall be individuals appointed by a new third party shareholder and/or by one or more persons acting in concert;

“Company”	a company to be registered in Jersey to hold the interest of the Parties in Moto;

“Company Board”	the board of directors of the Company as constituted from time to time;

“Deed of Adherence”	a deed in the form set out in Schedule 3;

“Default Date”	has the meaning set forth in clause 12.1;

“Defaulting Party”	has the meaning set forth in clause 12.1.1;

“Development”	all preparation for the removal and recovery of ore and the generation of production, the construction of the Mine, and the construction and maintenance of all facilities required in respect of mining, handling, milling, processing and/or other beneficiation of production;

“Dilution Date”	has the meaning set forth in clause 12.10;

“Dilution Notice”	has the meaning set forth in clause 12.8;

“Dilution Option”	has the meaning set forth in clause 12.7;

“Due Date”	has the meaning set forth in clauses 11.3.3 and 11.4;

“Effective Date”	if the acquisition is completed by means of (i) a plan of arrangement (as described in the Bid Agreement), then upon the completion of the acquisition of 100% of the outstanding shares of Moto by BidCo (as defined in the Bid Agreement) or (ii) a takeover offer (as described in the Bid Agreement), then upon completion of the acquisition of at least 66 2/3% of the outstanding shares of Moto by BidCo, or such later date as the Parties may agree in writing;

“Excess”	has the meaning set forth in clause 22.3;

“Exploitation”	exploitation by Kibali in accordance with the

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Exploitation Permit;

“Exploitation Permit”	the exploitation permits (“Permis d’Exploitation”) entitling Kibali to exploit and mine for Metals in, on and under the Area as set out in Annex 3 to the Kibali JVA;

“Fair Value”	has the meaning set forth in clause 12.16;

“Feasibility Study”	the feasibility study undertaken in respect of the Project;

“Final Notice”	has the meaning set forth in clause 23.9.3;

“Final Offer”	has the meaning set forth in clause 23.11.3;

“Final Offer Price”	has the meaning set forth in clause 23.11.2;

“Financial Year”	the financial year of the Company or Kibali, as the case may be, ending on 31 December of every year;

“Initial Offer”	has the meaning set forth in clause 23.4.2;

“Initial Offer Price”	has the meaning set forth in clause 23.4.2;

“Interest”	has the meaning set forth in clause 23.4;

“Key Decisions”	has the meaning set forth in clause 13.3;

“Kibali”	Kibali Mining s.p.r.l., a company registered in the Democratic Republic of the Congo, previously known as Borgakim Mining SPRL, the company that shall carry on the Agreed Business;

“Kibali Board”	the board of directors (“Conseil d’Administration”) of Kibali as constituted from time to time;

“Kibali Deposit”	all deposits of Metals in the Area, including (but not limited to) the deposits of Metals identified by the Feasibility Study;

“Kibali JVA”	the Joint Venture Agreement dated 10 March 2009 among Moto, OKIMO, Border Energy Pty Limited and Borgakim Mining SPRL in respect of the establishment and conduct of business by Kibali;

“Libor”	the London Interbank Offered Rate of interest, nominal annual compounded monthly in arrears,

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as quoted by Citibank for deposits in US$, ruling from time to time, as certified by any manager of Citibank, whose certificate shall, in the absence of manifest error, be final and binding on the Parties;

“Life of Mine Plan”	the Mining Plan and Projected Cash Flow Statement for each Financial Year over the remaining Life of the Mine as prepared during each Financial Year together with the Annual Budget for each of the Project and Kibali;

“Life of the Mine”	in relation to the Project, the expected term of mining operations and subsequent rehabilitation and remediation activities;

“Metals”	gold, silver, platinum group metals, and all associated metals, including the ores thereof;

“Mine”	the mine workings and access thereto to be established in respect of the Exploitation of the Kibali Deposit, including (but not limited to) open pits, underground mine workings and facilities (whether underground or not), machinery, equipment, housing, oxide and/or sulphide plants and tailings dams, transport facilities, and all other facilities relating to and connected with the exploitation by Kibali of the Kibali Deposit;

“Mining Code”	Law No. 007/2002 of 11 July 2002 relating to the mining code of the Democratic Republic of the Congo, as amended from time to time;

“Mining Plan”	a time related schedule of tonnages and grade of ore to be extracted from the Mine, together with the proposed sequence of waste removal and ore exposure, the tonnages and grade of ore to be processed by oxide and sulphide plants of the Mine and the tonnages and grades of ore to be stockpiled, as envisaged on an annual basis, from the Mine over the remaining Life of the Mine as included in the Annual Budget and the Life of Mine Plan;

“Minority Interest”	has the meaning set forth in clause 22.2;

“Moto”	Moto Goldmines Limited, a company incorporated under the laws of the Province of British Columbia;

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“Non-Defaulting Party”	the Party that is not the Defaulting Party;

“Non-Material Assets”	has the meaning set forth in clause 3.1;

“Non-Operating Party”	has the meaning set forth in clause 8.1;

“Offer”	has the meaning set forth in clause 23.9.1;

“Offeree”	has the meaning set forth in clause 23.4;

“OKIMO”	L’Office des Mines d’or de Kilo-Moto, a Congolese public corporation created pursuant to Order-law no. 66-419 of 15 July 1966, registered at the Trade Registry of BUNIA under number NRC022;

“Operating Costs”	all costs of the Project or Kibali which are treated as operating costs in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board;

“Operating Party”	has the meaning set forth in clause 8.1;

“Operator”	the company initially appointed as operator in accordance with clause 17.6, and each person subsequently appointed from time to time to manage Kibali in accordance with the terms of this Agreement;

“Operator Agreement”	the Operator Agreement to be concluded between the Operator and, if possible, Kibali, substantially in the form attached hereto as Schedule 1;

“Parties”	AngloGold and RRL, and “Party” shall mean either of them;

“Percentage Interest”	as of any date, the percentage obtained by dividing the number of shares in the issued share capital of the Company owned by a Party as of such date by the total number of shares issued by the Company to all shareholders as of such date;

“Programme”	any programme to carry out Exploitation and Development in the Area including, if applicable, a written document setting out reasonable detail of and in connection with:

(i)	the outline of any and all research, exploration, evaluation, Development, construction, mining and/or other work

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proposed to be carried out during any Programme; and

(ii)	the estimated cost of such work;

“Project”	Exploitation, Development, production and marketing of Metals, and generally the operation of the Mine by Kibali;

“Projected Cash Flow Statement”	a detailed estimate of all revenue receipts and cash expenses (including all Capital Costs as covered by the Capital Budget as well as Operating Costs, applicable taxes and royalties payable under the Mining Code and/or the Kibali JVA) in respect of each of the Project and Kibali for each Financial Year of the Life of Mine Plan;

“Randgold Group”	RRL and its subsidiaries and Affiliates;

“RRL”	Randgold Resources Limited, a company registered in Jersey, Channel Islands;

“Sale Notice”	has the meaning set forth in clause 23.4;

“Sale Period”	has the meaning set forth in clause 23.8;

“Seller”	has the meaning set forth in clause 23.4;

“Selling Party”	has the meaning set forth in clause 22.1;

“Signature Date”	the date of last signature of this Agreement;

“Third Party Purchaser”	has the meaning set forth in clause 23.11.5;

“Unpaid Called Sum”	a Called Sum which remains unpaid by a Party or any other person on its behalf (other than another Party) after the date on which it was due for payment; and

“Update Notice”	has the meaning set forth in clause 23.9;

“Valuer”	has the meaning set forth in clause 12.16.3.

2.3	If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision of this Agreement.

2.4	Any reference to an enactment is to that enactment as at the Signature Date.

2.5	Unless inconsistent with the context, an expression which denotes:

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2.5.1	any gender includes the other genders;

2.5.2	a natural person includes an artificial person and vice versa;

2.5.3	the singular includes the plural and vice versa.

2.6	Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause.

2.7	The schedules to this Agreement form an integral part hereof and words and expressions defined in this Agreement shall bear, unless the context otherwise requires, the same meaning in such schedules.

3.	INTRODUCTION

The Parties:

3.1	are the shareholders of the Company, which in turn indirectly holds 70% of the issued share capital of Kibali together with certain other assets (the “Non-Material Assets”) as described in the Annual Information Form of Moto dated 20 April 2009;

3.2	wish to co-operate with each other as joint venturers in respect of the Project;

3.3	wish to use the Company as the vehicle in respect of their co-operation; and

3.4	wish to record the terms and conditions of their relationship as shareholders of the Company in writing.

4.	[INTENTIONALLY OMITTED]

5.	EFFECTIVE DATE

On the Effective Date:

5.1	the authorised share capital of the Company shall be such number of ordinary shares of US$1.00 (one dollar) each as the Parties may determine;

5.2	the issued share capital of the Company shall consist of such number of ordinary shares of US$1.00 (one dollar) each fully paid up as the Parties may determine and shall be owned by the Parties equally;

5.3	Kibali shall:

5.3.1	hold the Exploitation Permit; and

5.3.2	carry on the Agreed Business; and

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5.4	The Operator and, if possible, Kibali shall conclude the Operator Agreement agreed and approved by the Parties.

5.5	The Parties shall endeavour to re-constitute the Kibali Board in accordance with clause 8.

6.	THE COMPANY BOARD

6.1	The Company Board shall consist of six directors or such other number as the Parties may agree from time to time.

6.2	The Parties shall be entitled to appoint the directors of the Company pro-rata to their Percentage Interests in the Company from time to time, to remove those directors and to replace those directors who are so removed or who cease for any other reason to be directors of the Company.

6.3	The chairman of the Company Board, who shall also be a director of the Company, shall be appointed by the Operator and pending appointment of the Operator, shall be appointed by RRL.

6.4	Each of the directors of the Company shall be entitled to appoint any other director to act as his proxy in such director’s absence. The appointment as proxy shall be recorded in the minute book of the Company. An alternate director, whilst acting as the proxy of the director who appointed him, shall exercise and discharge all the duties and functions of the director he represents.

6.5	All appointments and removals of directors or proxies shall be by written notice to the Company and to the other shareholders of the Company from the Party by whom such appointment or removal is being effected.

6.6	Company Board meetings shall be held at such times as the directors of the Company may from time to time decide. Any director of the Company shall have the right to convene a Board meeting of the Company at any time upon due notice in accordance with clause 6.7. The directors of the Company may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit.

6.7	Ten Business Days notice (exclusive of the day of receipt) at least shall be given of each Company Board meeting unless all directors agree to a shorter period of notice. The secretary for the time being of the Company shall send such notice together with an agenda for each meeting to all the directors of the Company. The secretary shall also circulate minutes of each Company Board meeting to all the directors of the Company within a reasonable period after the date of each such meeting.

6.8	The Parties shall procure that a majority of directors on the Company Board and use reasonable endeavours to procure that a majority of directors on the Kibali Board at any given time are not residents of the Republic of South Africa.

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7.	COMPANY BOARD MEETINGS

7.1	Subject to clause 7.6, a quorum for all Company Board meetings shall be four, provided that two directors (or their alternates) appointed by each of AngloGold and RRL shall be present at the commencement of and throughout the meeting. Resolutions of the Company Board shall be considered and passed subject to clause 13.

7.2	The chairman of the Company Board shall not have a second or casting vote.

7.3	The provisions of 7.1 and 7.2 shall apply, mutatis mutandis, to any round robin or written resolution of the directors of the Company. Any round robin or written resolution shall be valid only if signed by the directors having a majority of all the votes which may be cast at a meeting of the Company Board.

7.4	There shall be at least two meetings of the Company Board each year, and all meetings of the Company Board, subject to clause 7.5 or unless the Parties shall agree otherwise, shall be held in such place as the Company Board shall from time to time determine.

7.5	Meetings of the Company Board and of all committees of the Company Board may be held by means of such telephone, electronic or other communication facility as permits all persons participating in the meeting to communicate with each other simultaneously and instantaneously.

7.6	If, within ten minutes from the time appointed for a meeting of the Company Board, a quorum is not present, the meeting shall stand adjourned until the same day at the same time in the next week (or, if that day is not a Business Day, then the next Business Day). If at the adjourned meeting a quorum is not present within ten minutes of the time appointed for the holding of that adjourned meeting, the directors present at such adjourned meeting shall constitute a quorum. The only business which shall be transacted at any adjourned meeting as envisaged in terms of this clause 7.6 shall be the business in respect of which the original meeting shall have been convened.

8.	THE KIBALI BOARD AND EXECUTIVE COMMITTEE

8.1	The Parties acknowledge that under the terms of the Kibali JVA, the Company is entitled to appoint three directors to the Kibali Board, to remove those directors and to replace those directors who are so removed and who cease for any reason to be directors of the Kibali Board. For as long as the Company is only entitled to appoint three directors to the Kibali Board, two such directors shall be nominees of the Party that is the Operator or an Affiliate of the Operator (the “Operating Party”) and one such director shall be a nominee of the other Party (the “Non-Operating Party”).

8.2	The Parties further acknowledge that under the terms of the Kibali JVA, the executive committee posts of General Manager/Chief Executive Officer (“Directeur Général”), Chief Financial Officer (“Directeur Financier”) and Chief Operating Officer (“Directeur de /‘Exploitation”) shall be filled by persons recommended by the Company, which persons shall be full-time employees of Kibali. The Parties agree that the posts of General Manager/Chief Executive Officer (“Directeur Général”), the Chief Operating Officer (“Directeur de I’Exploitation”) and the Chief Financial Officer (“Directeur Financier”) of

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Kibali shall be recommended by the Operating Party subject to the approval of the Kibali Board. AngloGold shall have the right to request that the Chief Financial Officer (“Directeur Financier”) of Kibali be removed if it considers it necessary (acting reasonably) and within a reasonable period of such request the Company shall procure that the Chief Financial Officer (“Directeur Financier”) is so removed.

8.3	The Parties further agree that if the Company is at any time entitled to appoint more than three directors to the Kibali Board, the fourth director appointed to the Kibali Board shall be proposed by the Non-Operating Party, the fifth director appointed to the Kibali Board shall be proposed by the Operating Party and any additional directors appointed to the Kibali Board shall be proposed by the Non-Operating Party and the Operating Party, alternating for each additional director.

8.3A	The Parties further agree that if the Company is at any time entitled to recommend nominees to fill more than three executive committee posts, the Operating Party shall recommend nominees to fill such additional executive posts subject to the approval of the Kibali Board.

8.4	Each director on the Kibali Board appointed by the Company shall vote at all meetings of the Kibali Board and assent to any written resolutions of the Kibali Board in accordance with the instructions of the Company Board.

9.	SHAREHOLDERS’ MEETINGS

9.1	Subject to clause 9.4, a quorum at meetings of the shareholders of the Company shall be the duly authorized representative (whose authority shall be in writing) or proxy appointed by a shareholder (whose appointment and authority shall be in writing), present at the commencement of and throughout the meeting. Notwithstanding anything to the contrary contained in the Articles of Association of the Company, a proxy shall be entitled to speak at any meeting and to vote on a show of hands.

9.2	There shall be at least one shareholders’ meeting during the course of each Financial Year.

9.3	Resolutions of the shareholders shall be considered and passed subject to clause 13.

9.4	If, within ten minutes from the time appointed for a shareholders’ meeting, a quorum is not present, the meeting shall stand adjourned until the same day at the same time in the next week (or, if that day is not a Business Day, then the next Business Day). If at the adjourned meeting a quorum is not present within ten minutes of the time appointed for the holding of that adjourned meeting and if the shareholders, whose absence prevented the obtaining of a quorum at the original meeting are again not present, the shareholder or shareholders present at such adjourned meeting shall constitute a quorum. In all other circumstances, a new meeting shall be convened. The only business which shall be transacted at any adjourned meeting as envisaged in terms of this clause 9.4 shall be the business in respect of which the original meeting shall have been convened.

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10.	BUSINESS OF THE COMPANY

10.1	The Parties shall procure that:

10.1.1	the only business conducted by the Company and Kibali shall be the Agreed Business;

10.1.2	the Company Board and the directors of the Kibali Board appointed by the Company shall be acquainted with the contents of this Agreement and shall give effect thereto; and

10.1.3	the Agreed Business shall be conducted in accordance with sound and good business practice and the highest ethical standards.

10.2	As soon as possible after the Effective Date, the Company Board shall determine how to deal with the Non-Material Assets.

11.	FUNDING OF THE COMPANY

11.1	The obligation of the Parties in respect of the future funding (including, but not limited to, Operating Costs, Capital Costs and other costs) of the Company, Kibali and/or the Project shall be pro-rata in proportion to their respective Percentage Interests in the Company at the time any such future funding is required.

11.2	The Parties acknowledge that, in accordance with the Kibali JVA, Kibali will be funded by the Company via intercompany loans.

11.3	Based upon the Annual Budget approved by the Company Board and any Approved Programme, the Operator shall submit, on or before the tenth day of each month to each Party a current cash estimate for the next ensuing month for Kibali, which cash estimate must be in accordance with policies, procedures and Instructions approved by the Company Board and must show:

11.3.1	separately the estimated cash disbursements which the Operator will be required to make during the relevant month for (i) Capital Costs and (ii) Operating Costs;

11.3.2	the extent, if any, to which such disbursements will be satisfied by cash on hand after allowing for any cash balance predicted to be on hand at the end of the previous month; and

11.3.3	the share of such amounts which each Party will be required to pay to the Company, to then be advanced by the Operator from the Company, directly or indirectly, to Kibali (collectively, a “Called Sum”), and the date or dates on which the Operator requires the same to be paid to the Company (the “Due Date”).

11.4	The Operator may from time to time, by not less than five Business Days’ notice to each Party, call upon the Parties to make payment to the Company, pro-rata in proportion to their respective Percentage Interests in the Company, of any other expenditure of the Company in relation to Kibali for which no provision is made in the Annual Budget

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approved by the Company Board or any Approved Programme to enable the Company to meet any cost or other liability relating to the Project, the payment of which is authorised in accordance with this Agreement; provided, however, that the aggregate of any such expenditures in any given Financial Year shall not exceed US$ 5 million without the prior approval of the Company Board. Each Party must pay to the Company, to then be advanced by the Operator from the Company, directly or indirectly, to Kibali, the amounts payable by it pursuant to this clause 11.4 by the date or dates (the “Due Date”) specified by the Operator (which must be not less than five Business Days after the date of the notice), and each such amount will also constitute a “Called Sum” for the purposes of this Agreement.

11.5	The Parties agree that any Called Sums paid to the Company may be funded by way of non-interest bearing shareholder loan or by way of equity contribution, in the sole discretion of the Party providing such funding to the Company. All shareholder loans provided by the Parties shall rank pari passu unless otherwise agreed by the Parties in writing.

11.6	Without limiting any other express provision of this Agreement, each Party will bear all costs incurred by it in representing its own interests in respect of the Company.

12.	DEFAULT

12.1	Subject to the provisions of this clause 12, each Called Sum remaining unpaid on the date (the “Default Date”) which is five Business Days after the Due Date, together with the amounts prescribed in clause 12.2, will:

12.1.1	constitute a debt due and payable to the Company by the Party obligated to pay that Unpaid Called Sum (the “Defaulting Party”); and

12.1.2	be recoverable by the Company or by the Operator for the benefit of the Company (without prejudice to any other means of enforcement available to the Company or the Operator) in any court of competent jurisdiction.

12.2	Where an Unpaid Called Sum remains unpaid by a Defaulting Party on and after the relevant Default Date under clause 12.1, the total amount due and payable by the Defaulting Party will also include interest payable to the Company calculated on the Unpaid Called Sum at Libor plus 4% from the Due Date up to and including the date upon which the Called Sum is paid under clause 12.3 or until the default in payment is remedied, such interest to be calculated on a daily basis and compounded calendar monthly (“Called Sum Interest”).

12.3	When a Party defaults in the payment of a Called Sum and the default remains unremedied on or after the Default Date, the Operator shall promptly give notice of the default to the Chief Financial Officer of the Defaulting Party. The Non-Defaulting Party must, within 30 days after the Default Date pay the Unpaid Called Sum to the Company. Should the Unpaid Called Sum remain unpaid 20 days after the Default Date in respect of a Called Sum, the Operator will provide a further final notice of the default to the Chief Financial Officer of the Defaulting Party on such date.

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12.4	Any amount paid by a Non-Defaulting Party in accordance with clause 12.3, together with interest on that amount, constitutes a debt due and payable to that Non-Defaulting Party by the Defaulting Party and, without prejudice to any other means of recovery available to the Non-Defaulting Party, may be recovered in any court of competent jurisdiction.

12.5	For the purposes of clause 12.4, interest will be calculated at Libor plus 4% from the date on which a Non-Defaulting Party makes payment in accordance with clause 12.3 up to and including the date on which the default in respect of such Unpaid Called Sum is remedied, such interest to be calculated on a daily basis and compounded calendar monthly.

12.6	For the avoidance of doubt, where all or part of a default in the payment of a Called Sum remains unremedied for 30 days after the Default Date, the Non-Defaulting Party can exercise the Dilution Option (in accordance with clause 12.7).

12.7	If, at the end of the period of 30 days after the Default Date in respect of a Called Sum, a default by the Defaulting Party in the payment of the whole or any part of an Unpaid Called Sum remains unremedied, the Non-Defaulting Party will, in addition to any other remedies which may be available to it, have the option to elect, in accordance with this clause 12.7, that the Percentage Interest of the Defaulting Party in the Company be reduced (in accordance with the mechanism set forth in clause 12.11) by an amount determined by reference to the Non-Defaulting Party’s Percentage Interest in the Company in accordance with this clause 12.7 (the “Dilution Option”). For the avoidance of doubt, the Dilution Option will apply by reference to the Fair Value of the Percentage Interest in the Company of the Defaulting Party, as determined in accordance with clause 12.16. If the Non-Defaulting Party exercises the Dilution Option In accordance with this clause 12.7, any debt due and payable to the Non-Defaulting Party or to the Company by the Defaulting Party shall be immediately discharged and no longer due and payable.

12.8	The Dilution Option may only be exercised during the period of 30 days commencing on the date that is 30 days after the relevant Default Date by notice given to the Defaulting Party and the Operator (a “Dilution Notice”).

12.9	If a Non-Defaulting Party gives a Dilution Notice under clause 12.8, the Percentage Interest of the Defaulting Party in the Company will be reduced in accordance with clause 12.10 on the Dilution Date, irrespective of whether the relevant default or defaults by the Defaulting Party have been remedied after the giving of that notice.

12.10	If the Non-Defaulting Party gives a Dilution Notice under clause 12.8, then, with effect on and from the final day of the month in which the latest possible Dilution Notice may be given in respect of the relevant Unpaid Called Sum (the “Dilution Date”), the Defaulting Party’s Percentage Interest in the Company will, subject to clause 12.13 through clause 12.15, be reduced to a Percentage Interest determined in accordance with the following formula:

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where:

E	is the Defaulting Party’s Percentage Interest in the Company immediately after the reduction;

F	is the Defaulting Party’s Percentage Interest in the Company immediately before the reduction (disregarding for purposes of this variable (i) all Unpaid Called Sums in respect of which the Dilution Notice has been issued and any subsequent Called Sums which, as at the Dilution Date, are due and payable by the Defaulting Party, and (ii) all corresponding Called Sums paid or, as at the Dilution Date, due and payable by the Non-Defaulting Party);

G	is the Fair Value of the Defaulting Party’s shares in and claims against the Company immediately before the reduction (disregarding for purposes of this variable (i) all Unpaid Called Sums in respect of which the Dilution Notice has been Issued and any subsequent Called Sums which, as at the Dilution Date, are due and payable by the Defaulting Party, and (ii) all corresponding Called Sums paid or, as at the Dilution Date, due and payable by the Non-Defaulting Party); and

H	is the total of all Unpaid Called Sums in respect of which the Dilution Notice has been issued and any subsequent Called Sums which, as at the Dilution Date, are due and payable by the Defaulting Party, along with all associated Called Sum Interest.

12.11	Subject to clause 12.13 through clause 12.15, on the Dilution Date, the Parties shall cause (and shall take all actions required to cause, including approving an increase in the authorized share capital of the Company if necessary) the Company to issue such number of additional shares of the Company (for an amount equal to their aggregate nominal value and rounded up to the nearest whole number of shares) to the Non-Defaulting Party as causes the Percentage Interest of the Non-Defaulting Party that has exercised the Dilution Option to be increased by an amount equal to the amount that the Percentage Interest of the Defaulting Party is reduced, as determined by the formula set forth in clause 12.10.

12.12	The Parties acknowledge that, notwithstanding any other provision of this clause 12, the shareholding in the Company of the Defaulting Party may only be reduced in accordance with clause 12.7 through clause 12.11 if the Defaulting Party was the recipient of the original call or request for payment from the Operator in respect of the relevant Called Sum.

12.13	Where dilution is to occur pursuant to clause 12.7 through clause 12.12, the Called Sums which would have been payable by the Defaulting Party, and all other amounts which were included in the determination of variable “H” in the application of clause 12.10, will, save to the extent already paid pursuant to clause 12.3, be payable to the Company by the Non-Defaulting Party that has exercised the Dilution Option, such payment to be effected on or within three Business Days following the Dilution Date.

12.14	For the avoidance of doubt, any increase in the Percentage Interest of a Non-Defaulting Party pursuant to clause 12.11, and the corresponding reduction in the Percentage

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Interest of the Defaulting Party, is only effective upon satisfaction by the Non-Defaulting Party of the payment obligations set out in clause 12.13.

12.15	Subject to clause 12.13, effective from a Dilution Date, the obligations of a Party to pay Called Sums falling due after such Dilution Date will be measured by reference to its Percentage Interest as increased or reduced on that Dilution Date.

12.16	Where a determination of the fair value in respect of a Party’s interest in the Company is required (a “Fair Value”), the following provisions will apply:

12.16.1	Each Party will, within ten Business Days, determine (A) its own valuation of the Company (being the value of the assets of the Company net of all liabilities of the Company other than shareholder loans provided to the Company by the Parties) based on the Life of Mine Plan, excluding any Unpaid Called Sums and (B) its estimate of each Party’s Fair Value. Fair Value will be determined as the sum of (Y) each Party’s equity interest in the Company (determined by the value of the Company, as described in sub-clause (A) above, less all shareholder loans provided to the Company by the Parties and multiplied by the relevant Party’s Percentage Interest) and (Z) all shareholder loans provided to the Company by the relevant Party.

12.16.2	Each Party will provide its own estimate of the Fair Value to the other Party at the end of this ten Business Day period. If the two valuations are within 10% of each other, the “Fair Value” shall be the arithmetic mean of the two valuations.

12.16.3	If either Party’s estimate of Fair Value is 110% or greater of the other Party’s valuation, the Parties shall promptly jointly appoint an independent, appropriately qualified independent valuer (who shall be a “suitably qualified and experienced independent expert” for the purposes of the recommendations for the consistent implementation of the European Commission’s Regulation on Prospectuses no 809/2004 published by the Committee of European Securities Regulators and who, in any event, shall be appropriately qualified from both a technical and a financial standpoint) for the purposes of making the determination of Fair Value (a “Valuer”).

12.16.4	If the Parties cannot agree on a Valuer, either may request the President of the Institute of Chartered Accountants in England and Wales to nominate one Valuer and must use all reasonable endeavours to procure the nomination and appointment of the Valuer within 30 days of making the request to the President of the Institute of Chartered Accountants in England and Wales.

12.16.5	For purposes of clause 12.10, the Fair Value will be determined as at immediately before the reduction as described in the definition of “G”, and, for purposes of clause 22.3, the Fair Value will be determined as at the first day of the month following the appointment of the Valuer.

12.16.6	In determining his valuation the Fair Value, the Valuer:

12.16.6.1	may consult with the Parties, which will provide the Valuer with all the information he may reasonably require;

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12.16.6.2	may consult with experts on the market for gold and the mineral products to be or being produced by the Parties and who are engaged in making price forecasts on a regular basis, and may also consult other experts as he thinks fit;

12.16.6.3	will be entitled to rely in good faith upon the opinions of any experts or other persons so consulted;

12.16.6.4	will value the Company based solely on the basis of a discounted cash flow analysis based on (i) the Life of Mine Plan most recently approved by the Company Board and the Kibali Board; (ii) the simple arithmetic average of gold price forecasts, as stated in US$ per ounce terms for each calendar year of the Life of Mine Plan, as most recently published, prior to the date the Fair Value is to be determined, by internationally recognised gold analyst firms that cover senior producing gold companies and that provide forecast gold prices, for the first three years including the year that the Fair Value is determined, as well as a real long term gold price forecast. (For the avoidance of doubt, the Parties will each select 10 gold analyst firms for the purposes of determining the simple arithmetic average from these 20 gold price forecasts and determine such arithmetic average by using the gold price forecasts presented or translated on consistent, i.e. real or nominal, monetary terms and the long term gold price forecast shall be deemed effective for all years subsequent to the third year gold price forecast published by each gold analyst firm); (iii) a real discount rate of 5 per cent; and (iv) valuation principles established by the Joint Ore Reserves Committee (JORC);

12.16.6.5	must make his determination independently and without consultation with any other valuer (other than any expert referred to in clause 12.16.6.2); and

12.16.6.6	will act as an expert and not as an arbitrator,

12.16.7	The determination of the Valuer, and the resultant determination of the Fair Value, will be final and binding on the Parties.

12.16.8	The Parties will instruct the Valuer to complete his valuation within 30 days of the date of his appointment, and to deliver a copy of the valuation to each Party by no later than the end of that 30 day period.

12.16.9	The fees and expenses of the Valuer will be borne equally by the Parties.

13.	CONSENSUS MATTERS

13.1	The Parties shall procure that, subject to 13.2, no decision may be taken or done by or in connection with the Company or Kibali without the unanimous consent of the Parties.

13.2	If either Party’s Percentage is 45% or less:

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13.2.1	any action of the Company in respect of any matter that is not a Key Decision shall be decided by majority vote of the Company Board; and

13.2.2	no Key Decision may be taken or done by or in connection with the Company or Kibali without the unanimous consent of the Parties, which consent can be provided in writing or at a meeting of the Parties.

13.3	The Parties shall procure that none of the following actions may be taken or done by or in connection with the Company or Kibali without the unanimous consent of the Parties, which consent can be provided in writing or at a meeting of the Parties (“Key Decisions”):

13.3.1	any sale or disposal or encumbrance or hypothecation in any manner whatsoever of any of the Company’s or Kibali’s assets (subject to the provisions of the Kibali JVA), otherwise than in the ordinary course of business, in excess of a transaction value of US$2 million in respect of any one transaction, and in excess of an aggregate transaction value of US$5 million in any Financial Year;

13.3.2	any alteration or variation in the statutes of the Company or Kibali;

13.3.3	any change to the share capital structure of the Company or Kibali;

13.3.4	any change in the issued share capital of the Company or Kibali (except in the circumstances provided in clauses 12.11-12.15, in which case such consent shall be deemed to have been given);

13.3.5	the formation or acquisition of any subsidiaries of the Company or Kibali;

13.3.6	the entering into any agreement, the making of any offer or the granting of any right capable of becoming an agreement to allot or issue any shares of the Company or Kibali or the issue of any securities convertible into shares or debentures of the Company or Kibali or the issue of any warrants or options with respect to shares of the Company or Kibali;

13.3.7	the borrowing of any money (other than from the Company’s or Kibali’s bankers in the ordinary course of the Company’s or Kibali’s business, respectively) in excess of US$2 million in respect of any one borrowing, and in excess of US$5 million in the aggregate in any Financial Year;

13.3.8	the giving of any security (other than by operation of law) on the assets of the Company or Kibali, except for the purpose of securing any indebtedness incurred by the Company or Kibali, respectively, to its bankers in the ordinary course of its business;

13.3.9	the incurring of capital expenses which, in the aggregate, are in excess of US$5 million in any Financial Year;

13.3.10	the giving of any guarantee or indemnity to secure the liabilities or obligations of any person (other than a subsidiary of Kibali);

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13.3.11	the taking of any steps to wind up or terminate the corporate existence of the Company or Kibali or to place it under judicial management (whether provisionally or finally);

13.3.12	the sale, lease, exchange or disposal of the entire undertaking or assets of the Company or Kibali or any substantial part thereof;

13.3.13	the entering into of any lease or licence, or agreement for, or in the nature of, a lease or licence as lessor or licensor, as the case may be, the aggregate value of which shall be in excess of US$5 million;

13.3.14	the entering into of a partnership or of any arrangement for the sharing of profits, union of interests, joint venture or reciprocal concession with any person;

13.3.15	any change in the identity of the bankers or auditors of the Company or Kibali;

13.3.16	any change in the year-end and/or the registered office of the Company or Kibali;

13.3.17	the entering into of any amalgamation, merger or consolidation with any other body corporate;

13.3.18	the amendment of the dividend policy of the Company or Kibali;

13.3.19	the approval of the Annual Budget, the Approved Programme, the Capital Budget and/or the Life of Mine Plan, and/or any material deviation therefrom;

13.3.20	the entering into of any contract by the Company or Kibali relating to the refining of gold, the treatment of gold ore, gold doré or any similar off-take contract or agreement;

13.3.21	the entering into of any contract by the Company or Kibali outside the ordinary course of the business of the Company or Kibali, respectively;

13.3.22	subject to clause 17.3 through clause 17.4, the appointment, removal or termination of the Operator;

13.3.23	the appointment and removal of the appointees of the Company to the Kibali Board;

13.3.24	the appointment by Kibali of the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of Kibali;

13.3.25	the conclusion and/or amendment of any agreement, other than the Operator Agreement; and

13.3.26	any further and/or other matter as shall be agreed between the Parties in writing from time to time.

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13.4	The Parties acknowledge that, under the terms of section 19 of the Kibali JVA, in the event that OKIMO wishes to sell all or any part of its shares in Kibali, Moto has a preemptive right to purchase such shares. The Parties agree that in the event such preemptiv-e right is triggered they will promptly meet to determine whether the Company, through Moto, should exercise such preemptive right, and if they agree to exercise such right, shall take all necessary steps to acquire such shares.

14.	BANKERS, AUDITORS, REGISTERED OFFICE AND YEAR END OF THE COMPANY

The Parties shall procure that the Financial Year end of the Company shall be the last day of December in each year and the Company Board shall determine the bankers and Auditors of the Company.

15.	ACCOUNTING POLICY

The Parties will procure that:

15.1	the Company and Kibali shall adopt consistent and, as far as possible, uniform policies in the preparation of their statutory annual accounts based on sound and generally accepted accounting principles and practice in their jurisdiction of incorporation and on the basis of international accounting standards;

15.2	the Company and Kibali operate on a sound commercial basis designed to generate the maximum achievable and maintainable profits available for distribution.

16.	VOTING SUPPORT

The Parties mutually undertake each in favour of the other to exercise their respective voting rights in the Company to implement, observe, maintain and support the provisions of this Agreement.

17.	ADMINISTRATION OF THE COMPANY

17.1	Subject always to the overriding control of the Company Board and the Kibali Board, the business and affairs of the Company and, to the extent possible, Kibali will be administered by the Operator, on the basis of and in accordance with the provisions of the Operator Agreement. The Parties acknowledge that the Kibali JVA does not currently contemplate Kibali being managed by an operator, but agree that they will propose through the Kibali Board that Kibali enter into the Operator Agreement or an agreement on substantially similar terms with the Operator to ensure that the Project will be developed in the most efficient manner.

17.2	In carrying out its administration duties, the Operator shall ensure and procure that at all times:

17.2.1	it will comply with the provisions of this Agreement (including the Operator Agreement included as Schedule 1 to this Agreement);

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17.2.2	the Company complies with the provisions of this Agreement and (through its subsidiaries) with the provisions of the Kibali JVA and with any resolution of the Company Board and/or shareholders’ resolutions properly passed;

17.2.3	the Company and Kibali shall comply with their statutory obligations (including obligations in favour of all and any relevant revenue authorities) as well as any other material obligation to any person and, without derogating from the provisions hereof, that the Company and Kibali cause their books to be audited and comply with all the provisions of the laws of Jersey and the Democratic Republic of the Congo; and

17.2.4	the business and affairs of the Company and Kibali are carried on in a prudent, efficient, diligent and conservative manner, which includes sound corporate governance.

17.3	If the Percentage Interest of the Party that is the Operator is 45% or less, the other Party shall have the right to immediately become the Operator without compensation to the then existing Operator.

17.4	If:

17.4.1	there is a Change of Control of a Party, or if applicable an Affiliate of a Party, pursuant to clause 23.17A in either case that is the then current Operator; or

17.4.2	the Operator ceases to be controlled by AngloGold or RRL (as the context requires) pursuant to clause 23.17A,

then the Non-Operating Party (or one of its Affiliates) shall have the right to immediately become the Operator without compensation to the then existing Operator.

17.5	If a Party that is the Operator sells, disposes of, alienates or transfers its shares in the Company subject to the provisions of clause 23, the other Party shall have the right to immediately become the Operator without compensation to the then existing Operator.

17.6	The initial Operator shall be RRL or an Affiliate of RRL.

17.7	Upon any change of the Operator, the Parties agree that this Agreement shall continue in full force and effect.

18.	ANNUAL BUDGET

The Parties acknowledge that the Annual Budget as it applies to Kibali must be prepared in compliance with the timetable and other requirements of the Kibali JVA. In accordance with clause 13.1, the approval of the Annual Budget, the Approved Programme, the Capital Budget, the Life of Mine Plan and any material deviation therefrom, requires the unanimous consent of the Parties. In the event that the Annual Budget, the Approved Programme, the Capital Budget, the Life of Mine Plan or any material deviation therefrom are not approved by the Parties within 30 days of first being presented to the Parties for approval, then a deadlock shall be declared and the Parties shall resolve the deadlock in accordance with clause 30.

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19.	[INTENTIONALLY OMITTED]

20.	[INTENTIONALLY OMITTED]

21.	EMPLOYEES

The Parties shall meet as soon as possible after the Signature Date to discuss and finalise the staffing requirements of Kibali, and shall give due consideration to the employment by Kibali of such employees of Moto who are currently seconded to Kibali.

22.	CALL OPTION

22.1	In the event that the Percentage Interest of either Party is 35% or less as a result of failure to fund one or more Called Sums and the resulting exercise of the Dilution Option by the Non-Defaulting Party, such Party (the “Selling Party”) hereby irrevocably grants to the other Party (the “Acquiring Party”) the right to acquire and to require the Selling Party to sell to the Acquiring Party all but not less than all of the shares in and claims against the Company owned by the Selling Party for cash (the “Call Option”).

22.2	The Call Option may be exercised by the Acquiring Party by providing written notice to the Selling Party and the Operator at any time in the 30 day period beginning on the date on which the Selling Party’s Percentage Interest was 35% or less. Upon receipt of such written notice, the Selling Party shall be obligated to sell all of its shares in and claims against the Company (the “Minority Interest”) to the Acquiring Party as promptly as practicable.

22.3	The purchase price for the Minority Interest shall be its Fair Value, as determined in accordance with clause 12.16 (however, if RRL is the Selling Party, it may only receive (without approval of its shareholders) such amount of the purchase price which is less than 25% of the market capitalisation of RRL at the time the Call Option is exercised. If the purchase price is above 24.9% of such market capitalisation (the amount of such purchase price in excess of 24.9% being the “Excess”), then RRL may only receive the Excess following approval of its shareholders (if required)).

23.	PRE-EMPTIVE RIGHTS

23.1	Either Party shall have the absolute right to sell or otherwise dispose of or alienate or transfer its shares in and claims against the Company provided that such sale, disposal, alienation or transfer is conducted in accordance with the provisions of this clause 23.

23.2	In connection with any potential sale, disposal, alienation or transfer of its shares in or claims against the Company, either Party shall have the right to provide confidential information about the Company, Kibali and the Project to any potential third party acquiror or transferee provided that such third party acquiror or transferee enters into an appropriate confidentiality agreement with the Company on no less restrictive terms than as provided in the form annexed hereto as Schedule 2.

23.3	Neither Party shall be entitled to dispose of any of its shares in the Company unless it shall, in one and the same transaction dispose of all of its shares in and all of its claims (in the form of shareholder loans) against the Company.

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23.4	If either of the Parties (the “Seller”) intends to sell or otherwise dispose of or alienate or transfer its shares in and its claims against the Company (the “Interest”), the Seller shall in good faith approach and deliver to the other Party (the “Offeree”) a written notice (the “Sale Notice”) stating:

23.4.1	such intention to dispose of its Interest; and

23.4.2	that it is willing to sell the Interest to the Offeree for consideration wholly in cash at the price (the “Initial Offer Price”) specified in the Sale Notice (the “Initial Offer”).

23.5	The Initial Offer Price shall be determined by the Seller, acting reasonably and in good faith in anticipation of the value it anticipates to realise for the Interest and based on the most recently approved Life of Mine Plan and the Seller’s view, in its sole discretion, of the potential upside of the Project, the gold price and economic parameters.

23.6	The Offeree may, at any time within 30 days following the receipt of the Sale Notice, irrevocably accept the Initial Offer contained in the Sale Notice in full and not in part only by giving written notice to that effect to the Seller, but subject to obtaining all necessary regulatory or third party approvals or consents. The Seller and the Offeree shall, within a period to be mutually agreed between the Seller and the Offeree acting reasonably, following the irrevocable acceptance by the Offeree of the Initial Offer, and in any event as promptly as practicable, complete the purchase and sale of the Interest for the cash consideration specified in the Sale Notice, which completion shall include the delivery of the Interest by the Seller to the Offeree together with a share transfer form and an assignment (if applicable) of the loan accounts, duly signed by the Seller as transferor and assignor and left blank as to transferee and assignee, against payment of the purchase price in an amount equal to the cash consideration specified in the Sale Notice in the form of cleared funds received in the Seller’s bank accounts. Such period may be extended by mutual agreement of the Parties, acting reasonably, in the event of unforeseen circumstances. The Offeree shall undertake all commercially reasonable endeavours to obtain all necessary regulatory or third party approvals or consents as specified in its acceptance of the Initial Offer as promptly as practicable.

23.7	During the 30 day period referred to in clause 23.6 the Initial Offer shall be irrevocable. The Offeree shall not be entitled to withdraw its acceptance of the Initial Offer following its acceptance thereof, but the obligation to complete the purchase of the Interest shall be subject to obtaining all necessary regulatory or third party approvals or consents within the period as agreed between the Seller and the Offeree in accordance with clause 23.6.

23.8	If the Offeree rejects or does not accept the Initial Offer in full within 30 days of the receipt of the Sale Notice, or if the Offeree fails to complete the purchase of the Interest within the period mutually agreed between the Seller and the Offeree following the irrevocable acceptance by the Offeree of the Initial Offer, as referred to in clause 23.6 (other than in the event of unforeseen circumstances, in which case the Parties may mutually agree, acting reasonably, to extend the period as per clause 23.6), the Seller shall be entitled to seek offers to acquire the Interest at any time in the 180 day period commencing on the date that Offeree rejects the Initial Offer (the “Sale Period”) from any third party acquiror.

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23.9	If the Seller elects to sell the Interest in the Sale Period, it shall, no later than the 180th day of the Sale Period, deliver to the Offeree a written notice (the “Update Notice”) stating:

23.9.1	that the Seller has received one or more irrevocable cash offers (which offers may be subject only to obtaining all necessary regulatory or third party approvals or consents and financing) from one or more unidentified third party acquirors for the Interest (each, an “Offer”). An Offer shall include an irrevocable undertaking by the third party acquiror that it shall as a condition of the acquisition execute a Deed of Adherence confirming that such third party acquiror will be bound by this Agreement as a Party;

23.9.2	the cash purchase price range for the Interest, setting out the cash value of each Offer received (the “Cash Purchase Price Range”), and

23.9.3	the date (which shall be 30 days from the date of the Update Notice) on which it will deliver to the Offeree a written notice confirming its final acceptance of an Offer subject to clause 23.11 (the “Final Notice”).

23.10	The Seller shall be required to revise any Update Notice between the date of serving such initial Update Notice to the Offeree and the date of providing the Final Notice to the Offeree should there be any revision in the Cash Purchase Price Range.

23.11	The Seller shall be entitled to deliver the Final Notice to the Offeree at any time within the Sale Period, provided that an Update Notice has been delivered to the Offeree at least 30 days prior to the delivery of the Final Notice. The Final Notice shall state:

23.11.1	that the Seller has received an Offer including the irrevocable undertaking in relation to the Deed of Adherence referred to in clause 23.9.1;

23.11.2	the cash purchase price for the Interest in the Offer (the “Final Offer Price”);

23.11.3	that the Seller is willing to sell the Interest to the Offeree, for consideration wholly in cash at the Final Offer Price (the “Final Offer”);

23.11.4	that the Offer is fully financed or such funding is fully guaranteed, subject only to receipt of all necessary regulatory or third party approvals and consents, which may include shareholder approval, all approvals required within the Democratic Republic of the Congo for the acquisition of the Interest and other regulatory approvals (to be obtained within the period referred in to in clause 23.14) and the Offeree rejecting the Final Offer; and

23.11.5	the name of the third party whose Offer has been accepted subject to clause 23.11.4 (the “Third Party Purchaser”).

23.12	The Offeree may, at any time within 10 Business Days following the receipt of the Final Notice, irrevocably accept the Final Offer contained in the Final Notice in full and not in part only by giving written notice to that effect to the Seller, but subject to obtaining all necessary regulatory or third party approvals or consents. The Seller and the Offeree shall, within a period to be mutually agreed between the Seller and the Offeree acting

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reasonably following the irrevocable acceptance by the Offeree of the Final Offer and in any event as promptly as practicable, complete the purchase and sale of the Interest for the consideration specified in the Final Notice, which completion shall include the delivery of the Interest by the Seller to the Offeree together with a share transfer form and an assignment (if applicable) of the loan accounts, duly signed by the Seller as transferor and assignor and left blank as to transferee and assignee, against payment by the Offeree of the purchase price in an amount equal to the cash consideration specified in the Final Notice in the form of cleared funds received in the Seller’s bank accounts. Such period may be extended by mutual agreement of the Parties, acting reasonably, in the event of unforeseen circumstances. The Offeree shall undertake all commercially reasonable endeavours to obtain all necessary regulatory or third party approvals and consents as specified in its acceptance of the Final Offer as promptly as practicable.

23.13	During the 10 Business Day period referred to in clause 23.12 the Final Offer shall be irrevocable. The Offeree shall not be entitled to withdraw its acceptance of the Final Offer following its acceptance thereof, but the obligation to complete the purchase of the Interest shall be subject to obtaining all necessary regulatory or third party approvals or consents within the period as agreed between the Seller and the Offeree in accordance with clause 23.12. If the Offeree accepts the Final Offer but does not complete the purchase of the Interest within the period as agreed between the Seller and the Offeree in accordance with clause 23.12 (other than in the event of unforeseen circumstances, in which case the Parties may mutually agree, acting reasonably, to extend the period as per clause 23.12), then the Seller shall be entitled to sell the Interest to a third party acquiror for a cash consideration without further recourse to the Offeree under the provisions of this clause 23.

23.14	If the Offeree rejects or does not accept the Final Offer in full within the 10 Business Day period referred to in clause 23.12, the Seller shall be entitled to sell the Interest to the Third Party Purchaser. The Seller and the Third Party Purchaser shall, within a period to be mutually agreed between the Seller, the Third Party Purchaser and the Offeree acting reasonably, following the rejection by the Offeree of the Final Notice and in any event as promptly as practicable, complete the purchase by the Third Party Purchaser, and sale by the Offeree, of the Interest for the consideration specified in the Final Notice, which completion shall include the delivery of the Interest by the Seller to the Third Party Purchaser together with a share transfer form and an assignment (if applicable) of the loan accounts, duly signed by the Seller as transferor and assignor and left blank as to transferee and assignee, against payment by the Third Party Purchaser of the purchase price in an amount equal to the cash consideration specified in the Final Notice in the form of cleared funds received in the Seller’s bank accounts and delivery of the Deed of Adherence to the Offeree. Such period may be extended by mutual agreement of the Parties, acting reasonably, in the event of unforeseen circumstances. The Third Party Purchaser and the Seller shall undertake all commercially reasonable endeavours to obtain all necessary regulatory and third party approvals or consents as specified in its Final Offer per clause 23.11.4 as promptly as practicable.

23.15	If the Third Party Purchaser fails to complete the purchase of the Interest within the period mutually agreed between the Seller, the Third Party Purchaser and the Offeree acting reasonably as referred to in clause 23.14 (other than in the event of unforeseen

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circumstances, in which case the Parties may mutually agree, acting reasonably, to extend the period), the sale process set out in this clause 23 shall be terminated.

23.16	The Offeree agrees, and the Parties agree that they shall procure the Company, the Operator and, to the extent possible, Kibali, to fully cooperate with, and shall not disrupt or act in any way to adversely influence, any sale process initiated by the Seller in accordance with the terms of this clause 23. The Parties further agree that the sale process will be conducted in good faith and in a manner that will minimize site visits to the Project and disruption to the normal business of Kibali.

23.17	Notwithstanding the other provisions of this clause 23, any member of the AngloGold Group or of the Randgold Group shall be entitled freely and without complying with the provisions of this clause 23 to transfer its shares in or claims against the Company to any other member of the AngloGold Group or the Randgold Group, as the case may be and any transferee shall similarly be entitled to transfer such shares in and claims against the Company to any other member of the AngloGold Group or the Randgold Group, as the case may be; provided that:

23.17.1	any such transferee shall as a condition of the transfer execute a Deed of Adherence confirming that such transferee will be bound by this Agreement as a Party;

23.17.2	should any transferee cease to be a member at any time of the AngloGold Group or the Randgold Group, as the case may be, then prior to such cessation, such transferee shall be obliged, and RRL and AngloGold, as the case may be, shall procure that such transferee transfers the shares in and claims against the Company to another company which is then a member of the AngloGold Group or the Randgold Group, as the case may be; and

23.17.3	RRL and AngloGold, as the case may be, guarantee the due and proper performance by any such transferee of its obligations in terms of this Agreement.

23.17A	Clauses 23.17.2 and 23.18 shall not apply (and any guarantee given pursuant to clause 23.17.3 shall cease to apply) if, at the time the relevant transferee and its subsidiaries (the “Transferee Group”) cease to be members of the AngloGold Group or the Randgold Group, as the case may be:

23.17A.1	an undertaking or guarantee in relation to the AngloGold Group’s or Randgold Group’s payment obligations under this Agreement is provided on terms reasonably satisfactory to AngloGold or RRL (as the case may be) by the ultimate parent undertaking of the Transferee Group;

23.17A.2	the net asset value of the Company and its subsidiaries does not constitute more than 50 per cent. of the net asset value of the Transferee Group; and

23.17A.3	the ultimate parent undertaking of the Transferee Group is or will be listed on a recognised stock exchange other than the main market of

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the London Stock Exchange, the Transferee Group has provided AngloGold or RRL, as the case may be, at its reasonable request, and in all other circumstances in which the Transferee Group will cease to be members of the AngloGold Group or Randgold Group, as the case may be, the Transferee Group has provided AngloGold or RRL, as the case may be, with a working capital report from an internationally recognised firm of accountants which states that the Transferee Group will be able to meet all of its payment obligations as contemplated by the then current budget of Kibali or its subsidiaries for at least a two year period from the date of such proposed transfer. The provisions of this clause 23.17A.3 do not apply where the ultimate parent undertaking of the Transferee Group is or will be listed on the main market of the London Stock Exchange.

If this clause 23.17A applies in relation to a transfer under clause 23.17 (i) by a member of the AngloGold Group; or (ii) by a member of the Randgold Group, references in this agreement to AngloGold or RRL, as the case may be, shall be read as references to the ultimate parent undertaking of the Company following such transfer.

23.18	No Party shall intentionally avoid its obligations under this clause 23 by (i) transferring its shares in or claims against the Company to one or more Affiliates and then transferring all or part of its Interest in such Affiliate or Affiliates to a third party or (ii) indirectly transferring its shares in or claims against the Company by selling, transferring or otherwise disposing of entities that have a beneficial interest in the shares in or claims against the Company.

24.	BOOKS AND ACCOUNTS

The Parties shall each be entitled to examine the separate books and accounts kept by the Company and Kibali and to be supplied with all relevant information, including, without limiting the generality of the foregoing, monthly management accounts and operating statistics and such other trading and financial information in such form as they may reasonably require, to keep each of them properly informed about the business of the Company and any subsidiary of the Company and generally to protect their interests. In addition, upon five Business Days’ notice, the Company shall provide to any Party such specific financial information concerning the Company, Kibali and the Project to the extent reasonably required in connection with the accounting or tax filing obligations of any Party.

25.	COSTS

The Parties shall each bear their own costs incidental to the negotiation and preparation of this Agreement.

26.	RELATIONSHIP OF THE PARTIES

The relationship of the Parties shall be governed by the terms of this agreement and nothing contained herein shall be deemed to constitute a partnership, or the like between them and neither shall they by reason of the actions of any one of them incur

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any personal liability as co-partners to any third party and neither of them shall be entitled or authorised to represent or hold out to any third party that the relationship between them is that of a partnership, or the like as aforesaid.

27.	NOTICES

27.1	A notice or other communication under or in connection with this Agreement shall be:

27.1.1	in writing;

27.1.2	in the English language; and

27.1.3	delivered personally or sent by first class post pre-paid recorded delivery (and air mail if overseas) or by email to the Party due to receive the notice to the address or email address (as applicable) set out in or clause 27.3 or to an alternative address or email address (as applicable) notified to the other Party in accordance with this clause 27 by that Party, such notification having been received by the other Party not less than seven days before the notice was dispatched.

27.2	Unless there is evidence that it was received earlier, a notice is deemed given if:

27.2.1	delivered personally, when left at the address referred to in clause 27.3;

27.2.2	sent by mail, except air mail, two Business Days after posting it;

27.2.3	sent by air mail, six Business Days after posting it; and

27.2.4	sent by email, 48 hours after being sent.

27.3	The address referred to in clause 27.1.3, other than in respect of notice pursuant to clause 12.3, is:

Name of party	Address	Email address	Marked for the attention of

AngloGold	76 Jeppe Street Newtown Johannesburg, 2001 South Africa	LEatwell@ AngloGoldAshanti.com	The Company Secretary

RRL	La Motte Chambers La Motte Street St. Helier Jersey JE1 1BJ Channel Islands	dhaddon@ randgoldresources.com	The Company Secretary

27.4	The address referred to in clause 27.1.3 in respect of notice pursuant to clause 12.3 is:

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Name of party	Address	Email address	Marked for the attention of

AngloGold	76 Jeppe Street Newtown Johannesburg, 2001 South Africa	SVenkat@ AngloGoldAshanti.com	Srinivasan Venkat

RRL	La Motte Chambers La Motte Street St. Helier Jersey JE1 1BJ Channel Islands	SGhuttleworth@ randgoldresources.com	Graham Shuttleworth

28.	GOVERNING LAW

This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with, English law. Any non-contractual obligations arising out of or in connection with this Agreement are governed by English law.

29.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

30.	DISPUTE RESOLUTION

30.1	Any dispute or deadlock between the parties in regard to:

30.1.1	the interpretation of;

30.1.2	the effect of;

30.1.3	the Parties’ respective rights and obligations under;

30.1.4	a breach of; or

30.1.5	any matter arising out of

30.1.6	this Agreement shall be referred to the Chief Executive Officers of each Party. The Chief Executive Officers shall meet (in person or by teleconference) as soon as possible and in any event within ten Business Days after referral of the dispute to them, and shall use their respective reasonable endeavours to resolve the dispute or deadlock.

30.2	If an amicable resolution is not reached between the Chief Executive Officers at such meeting (or at subsequent meetings if agreed between both Chief Executive Officers), then as quickly as possible and in any event within 30 days after such meeting, the

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Company Board shall select an independent expert to review and make a final determination of the dispute or deadlock.

30.3	The expert shall be selected unanimously by all of the directors in accordance with the following guidelines: if the matter in dispute substantially or predominately concerns (w) a technical issue, then the Company Board shall in good faith attempt to appoint as expert an appropriate independent mining or technical consultant reasonably satisfactory to the directors, (x) a legal issue, then the Company Board shall in good faith attempt to appoint as expert an independent lawyer or law firm reasonably satisfactory to the directors, (y) a financial issue, then the Company Board shall in good faith attempt to appoint as expert a financial advisor or investment bank satisfactory to the directors, and (z) an accounting issue, then the Company Board shall in good faith attempt to appoint as expert an accounting firm or advisor satisfactory to the directors, in each case to act in relation to such dispute or deadlock and to render a decision in respect thereof. If the matter in dispute substantially or predominately concerns more than one issue listed in the immediately preceding sentence or other issues, then the Company Board shall in good faith attempt to appoint an expert with sufficient expertise to render a decision with respect to such matter. If the directors are unable to unanimously select an expert in accordance with the forgoing within such 30 day period, then the Company Board shall make a formal submission under the Rules of Arbitration of the International Chamber of Commerce to appoint a single arbitrator who shall be appointed to select an expert to resolve the matter in dispute or deadlock.

30.4	Any decision of the expert shall be final and binding on the Parties.

30.5	The expert may take such advice and assistance from professional advisers or other third parties as he or she reasonably considers appropriate to enable him or her to reach a determination. The costs of any adviser(s) shall be borne by the Parties equally.

30.6	The costs of the expert shall be borne by the Parties equally.

30.7	Judgment on the decision of the expert may be entered in any court having jurisdiction thereof or having jurisdiction over the Parties or their assets. The Parties further undertake to carry out without delay the provisions of any decision of the expert.

30.8	If the decision of the expert requires a Party to provide additional funding to the Company and that Party does not wish to or is not able to provide such funding, then the other Party shall be entitled to trigger the Dilution Option within a period ending 30 days after the date on which the expert provides his decision in respect of the dispute or deadlock to the Parties. Dilution will be based on the proportion that the amount of additional funding required as determined by the expert bears to the Fair Value as defined and determined in in accordance with clause 12.16.

31.	CONFIDENTIALITY

31.1	Each Party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

31.1.1	the provisions of this Agreement;

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31.1.2	the negotiations relating to this Agreement;

31.1.3	the subject matter of this Agreement; and/or

31.1.4	the other Party.

31.2	Either of the Parties may disclose information which would otherwise be confidential if and to the extent:

31.2.1	required by law;

31.2.2	required by any securities exchange or regulatory or governmental body to which such Party is subject, wherever situated, whether or not the requirement for information has the force of law;

31.2.3	required to vest the full benefit of this Agreement in each of the Parties;

31.2.4	disclosed to the professional advisors, auditors and bankers of each of the Parties;

31.2.5	the information has come into the public domain through no fault of any of the Parties;

31.2.6	as permitted by clause 23.2 of this Agreement; or

31.2.7	the other Party has given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed.

32.	GENERAL

32.1	This document constitutes the sole record of the agreement between the Parties in regard to the subject matter thereof.

32.2	Neither Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded herein.

32.3	No addition to, variation or consensual cancellation of this Agreement shall be of any force or effect unless in writing and signed by or on behalf of all the Parties.

32.4	No indulgence which either of the Parties (“the grantor”) may grant to any other of them (“the grantee”) shall constitute a waiver of any of the rights of the grantor, who shall not thereby be precluded from exercising any rights against the grantee which might have arisen in the past or which might arise in the future.

32.5	The Parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and import of this Agreement.

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32.6	This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

33.	SEVERABILITY

Each provision in this Agreement is severable from all others, notwithstanding the manner in which they may be linked together or grouped grammatically, and if in terms of any judgment or order, any provision, phrase, sentence, paragraph or clause is found to be defective or unenforceable for any reason, the remaining provisions, phrases, sentences, paragraphs and clauses shall nevertheless continue to be of full force. In particular, and without limiting the generality of the foregoing, the Parties hereto acknowledge their intention to continue to be bound by this Agreement notwithstanding that any provision may be found to be unenforceable or void or voidable, in which event the provision concerned shall be severed from the other provisions, each of which shall continue to be of full force.

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EXECUTED by the Parties as of July , 2009:

Signed by	)
for and on behalf of	)
ANGLOGOLD ASHANTI LIMITED:	)

Dated:

Signed by	)
for and on behalf of	)
RANDGOLD RESOURCES LIMITED:	)

Dated:

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Schedule 2

Minimum Form Confidentiality Agreement

PRIVATE & CONFIDENTIAL

[Insert date]

PARTIES

(1)	[•], a company incorporated in accordance with the laws of [•] under registration number [•] (the “Recipient”);

(2)	[•], a company incorporated in accordance with the laws of [Jersey] under registration number [•] (the “Disclosing Party”);

(3)	[•], a company incorporated in accordance with the laws of [•] under registration number [•] (the “Selling Shareholder”).

Hereinafter each defined as “Party” or collectively as “Parties” or “the Parties”

BACKGROUND

The Disclosing Party wishes to disclose to the Recipient Confidential Information in relation to the Transaction. The Disclosing Party wishes to ensure that the Recipient maintains the confidentiality of its Confidential Information. In consideration of the benefits to the Recipient of the disclosure of the Confidential Information, the Recipient has agreed to comply with the following terms in connection with the use and disclosure of Confidential Information.

AGREED TERMS

1.	DEFINITIONS AND INTERPRETATION

The definitions and rules of interpretation in this clause apply in this agreement.

“Affiliate” means any person, partnership, joint venture, company or other form of enterprise which directly or indirectly controls, or is controlled by, or is under common control with, a party;

“Agents” means in relation to the Parties, their respective directors, officers, employees, professional and financial advisers, and subsidiaries and directors, officers, employees and professional and financial advisers and other representatives of such subsidiaries;

“Confidential Information” means such information as pertains to the Disclosing Party or its Affiliates and is the property of the Disclosing Party and its Affiliates, and includes (without limitation):

(i)	information of whatever nature relating to the Transaction or the Disclosing Party or its Affiliates, which the Recipient or any of its Agents obtain, whether in writing, in disk or electronic form, orally or pursuant to visits to premises and in

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any form or medium in which such information may be recorded or kept, as received from the Disclosing Party or any of its Affiliates or any of their Agents;

(ii)	notes, analyses, compilations, studies and other documents prepared by the Recipient or any of its Affiliates or any of their respective Agents which contain or otherwise reflect any such information of whatever nature relating to the Transaction or the Disclosing Party, as applicable; and

(iii)	the existence and contents of this agreement and the existence and contents of the discussions between the Parties or any member of their respective organisations, in relation to the Transaction.

The obligations set out in the following paragraphs do not apply to Confidential Information:

(i)	which was otherwise available in the public domain at the time of the disclosure thereof by the Disclosing Party, any of its Affiliates or any of their respective Agents; and/or

(ii)	which after disclosure comes into the public domain, otherwise than by reason of a breach of this undertaking; and/or

(iii)	which was in the possession of the Recipient, its Affiliates or their respective Agents, prior to the date hereof, in circumstances in which such Recipient is not bound by or subject to any duties of confidentiality which would prohibit the use by such Recipient of such Confidential Information for the purposes outlined in paragraph 2.1.1; and/or

(iv)	which is disclosed or provided to the Recipient, its Affiliates or their respective Agents by a third party which, to the knowledge of such Recipient, after due inquiry, is not prohibited from disclosing such Confidential Information in terms of any confidentiality agreement with the Disclosing Party or in terms of any fiduciary or other duty of confidentiality owed to any member of the Disclosing Party, any member of any Affiliate to the Disclosing Party or any of their respective Agents; and/or

(v)	which is Independently developed by the Recipient, its Affiliates or their respective Agents without reference to Confidential Information furnished to such Recipient;

“Control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

“Recipient Group” means the Recipient and its Affiliates;

the “Transaction” means the possible acquisition of the Selling Shareholder’s shares in and claims against the Disclosing Party by the Recipient or by the Recipient and one or more third parties; and

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“subsidiary” means any person, partnership, joint venture, company or other form of enterprise which is directly or indirectly controlled by a Party.

2.	OBLIGATIONS OF CONFIDENTIALITY

2.1	In consideration for the Disclosing Party making available Confidential Information to the Recipient, or (in accordance with paragraph 7) to any of its Agents, the Recipient undertakes in favour of the Selling Shareholder, the Disclosing Party and its Affiliates that it and its Agents will:

2.1.1	use the Confidential Information only for the purpose of evaluating the Transaction and without prejudice to the generality of the foregoing will not use any Confidential Information so as to procure a commercial advantage over the Disclosing Party or any of its Affiliates;

2.1.2	treat and safeguard as private and confidential all Confidential Information received at any time pursuant to this agreement by the Recipient or such Agents (as the case may be);

2.2	not at any time during the term of this agreement, without the prior written consent of the Disclosing Party:

2.2.1	disclose or reveal the Confidential Information to any person or other party whatsoever, other than such of the Recipient’s Agents as are required in the course of their duties to receive and consider the same for the purpose of the Transaction, all of whom the Recipient undertakes to inform of the confidential nature of the Confidential Information;

2.2.2	disclose to any person either the fact that discussions or negotiations are taking place between the parties or any of the terms, conditions or other facts with respect to the Transaction including the status thereof; and/or

2.2.3	permit or procure any other person to act on or use any of the Confidential Information other than as contemplated herein;

2.3	procure that if disclosure of Confidential Information is made (in accordance with this agreement) to any third party (including, without limitation, the Recipient’s Agents), such party agrees to be bound by the obligations of the Recipient under this agreement as if it were party hereto.

3.	RETURN OF INFORMATION

3.1	The Recipient undertakes in favour of the Selling Shareholder and the Disclosing Party (for itself and on behalf of its Affiliates and their Agents) with regard to Confidential Information, as follows:

3.1.1	promptly on written demand by the Disclosing Party, the Recipient will procure that it and/or its Agents will either:

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3.1.2	return to the Disclosing Party all Confidential Information, in written or printed form, as well as all copies or reproductions of such documents; and/or

3.1.3	destroy or cause to be destroyed all Confidential Information including any copies or reproductions of same and other documents containing or reflecting or generated from any Confidential Information, provided, however, that this paragraph 3.1 shall not apply to the extent that the Recipient or any person to whom the information has been passed is required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body.

3.2	If the negotiations related to the Transaction are terminated, the Recipient and/or its Affiliates and their Agents shall take all reasonable efforts to expunge all Confidential Information including any copies or reproductions of same and other documents containing or reflecting or generated from any Confidential Information from any computer, word processor or other device containing such Confidential Information provided, however, that this paragraph 3.2 shall not apply to the extent that the Recipient or any person to whom the information has been passed is required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body.

3.3	If required by the Selling Shareholder or the Disclosing Party, the Recipient will confirm in writing to the Selling Shareholder and the Disclosing Party that the Recipient and/or its Affiliates and their Agents, have complied with the provisions of this paragraph 3.

3.4	The return of Confidential Information by the Recipient and/or its Affiliates and their Agents to the Disclosing Party shall not release the Recipient from its obligations under this agreement.

3.5	The Recipient acknowledges that it is aware that certain documents comprising Confidential Information contain confidentiality clauses. If such documents are made available to the Recipient for the purpose of considering the Transaction, then the Recipient undertakes to the Selling Shareholder and the Disclosing Party to use all reasonable endeavours not to undertake any act which would result in the Disclosing Party and/or its Affiliates being in breach of such confidentiality clauses (other than the use of such information for the purposes referred to in this agreement and the disclosure of it to other persons in accordance with this agreement).

4.	AUTHORISED CONTACTS

4.1	The Recipient undertakes that it and its Agents will not directly or indirectly (unless the Disclosing Party has given prior written consent) approach, initiate, engage or have any contact of any kind with:

4.1.1	any officer, employee, director, shareholder, consultant, adviser, bank, supplier, customer or sub contractors of the Disclosing Party or any of its Affiliates, in any case in connection with the Transaction or the Confidential Information; or

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4.1.2	any person at the operations or properties owned or occupied by the Disclosing Party or any of its Affiliates without the prior written consent of, and subject to the terms and conditions as specified by, the Disclosing Party; or

4.1.3	any other person in circumstances that are likely to give rise to knowledge that the Transaction is being contemplated.

4.2	All requests by the Recipient for Confidential Information from the Disclosing Party or general enquiries relating to the Transaction should be made to [•] (or to such other persons as the Disclosing Party may nominate from time to time) and to no other person.

5.	NON-SOLICITATION

The Recipient agrees that without the prior written consent of the Disclosing Party, neither it nor any of its Affiliates will for a period of one year from the date on which the discussions and/or negotiations between the parties in respect of and/or in connection with the Transaction shall have finally terminated, directly or indirectly solicit for employment any person who is employed by the Disclosing Party or any of its Affiliates or in respect of and/or in connection with such transaction, as of the date hereof or at any time hereafter and prior to the termination of discussions between the parties with respect to the Transaction; provided, however, that the term “solicit for employment” shall not be deemed to include general solicitations of employment not specifically directed toward employees of the Disclosing Party or any of its Affiliates.

6.	PERMITTED DISCLOSURE

6.1	Nothing in this agreement shall prohibit disclosure to the extent that such disclosure is compelled by law, rule or regulation, including by way of example and not by way of limitation, any rules or other requirements of any relevant stock exchange or of any government department or agency or other relevant regulatory requirements or by any order of a court of competent jurisdiction.

6.2	If the Recipient determines that, by reason of any of the matters referred to in paragraph 6.1, it is or may be required to make any announcement or other disclosure as to any matter within the scope of this agreement, it will use its reasonable endeavours promptly to give written notice to the Selling Shareholder and the Disclosing Party of the information the Recipient proposes to disclose (being the minimum amount of information consistent with satisfying the Recipient Party’s obligations), with a view to the Selling Shareholder and the Disclosing Party consenting, to the extent practicable, to the timing and content of such announcement or disclosure.

6.3	If the Recipient determines that, by reason of any of the matters referred to in paragraph 6.1, it is or may be required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or other similar process) to disclose any Confidential Information, the Recipient agrees that it shall provide the Selling Shareholder and the Disclosing Party with prompt written notice of such request or requirement in order to afford the Selling Shareholder and the Disclosing Party a reasonable opportunity either to seek an appropriate remedy to prevent such disclosure, to take steps to resist or narrow the scope of such disclosure or to waive compliance, in whole or in part, with the provisions of this agreement. In the event that such protective order or other remedy is not obtained, or that the Selling Shareholder and the Disclosing Party waive compliance, in whole or in part, with the terms of this agreement, the Recipient or its Agents, as the case may be, will:

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6.3.1	disclose only that portion of the Confidential Information which the Recipient is advised by written opinion of outside counsel, that it is legally required to disclose; and

6.3.2	use its reasonable endeavours to ensure that all Confidential Information so disclosed will be accorded confidential treatment.

6.4	The Recipient shall take such steps as the Selling Shareholder and the Disclosing Party may reasonably require for the purpose contemplated by paragraphs 6.2 and 6.3, provided that nothing in this paragraph 6 shall prevent the Recipient from making such disclosure if notice has been given and the Recipient has taken all such steps as aforesaid, but the Selling Shareholder or the Disclosing Party is incapable of preventing or has failed to prevent such disclosure or (as the case may be) refused to waive such compliance and the Recipient or its Agents is or are still so compelled to make disclosure. Nothing contained herein shall obligate the Recipient, in attempting to comply with the aforesaid provisions of this paragraph 6, to assume any risk of sanction, penalty or other loss of any sort as determined in the reasonable opinion of its counsel.

7.	ACCURACY OF INFORMATION

Except as set forth in a definitive agreement in respect of the Transaction, neither the Selling Shareholder, the Disclosing Party, nor any of their respective Affiliates, nor their Agents make any representation or warranty as to the accuracy or completeness of the Confidential Information as provided by the Disclosing Party, its Affiliates or their Agents to the Recipient (and, in particular, makes no representation or warranty as to the achievement or reasonableness of any management estimates, prospects or forecasts which may form part of such Confidential Information) and the Disclosing Party shall have no obligation to update or correct any inaccuracies in any Confidential Information which may be provided to the Recipient, and the Recipient irrevocably and unconditionally agrees that neither the Selling Shareholder, the Disclosing Party, nor any of their respective Affiliates, nor their Agents shall have any liability to the Recipient, its Affiliates or their Agents resulting from the use of such Confidential Information and waives any right to rescission and/or to claim damages for any misrepresentation contained herein or therein unless made fraudulently. The Recipient moreover acknowledges and agrees that nothing contained in such Confidential Information constitutes or shall be construed as constituting any representation or warranty by the Selling Shareholder, the Disclosing Party and/or their respective Affiliates or their respective Agents as to the accuracy or completeness thereof or any statement or other matter contained therein.

8.	RESERVATION OF RIGHTS AND ACKNOWLEDGEMENT

The Recipient acknowledges and agrees that:

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8.1	the Selling Shareholder, the Disclosing Party and their respective Affiliates would be irreparably harmed by a breach of any of the provisions of this agreement;

8.2	damages alone would not be an adequate remedy for any such breach;

8.3	the Selling Shareholder and the Disclosing Party shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of the provisions of this agreement by the Recipient, its Affiliates or their Agents, without prejudice to any of their respective rights to claim damages arising hereunder or in law;

8.4	each of its obligations under this agreement is severable and distinct and to the extent that any particular provision is held to be unenforceable all the remaining provisions shall continue to apply;

8.5	access to the Confidential Information is granted to the Recipient, its Affiliates or their Agents without waiver of confidentiality and/or legal professional privilege and/or common interest privilege which attaches to any of the Confidential Information and that neither the Recipient, nor its Affiliates, nor their Agents shall, at any time, assign or compromise privilege or confidentiality in relation to the Confidential Information in any way; and

8.6	its obligations under this agreement shall continue in accordance with the terms hereof notwithstanding any decision which it may take to terminate the discussions or negotiations related to the Transaction as referred to in this agreement.

9.	AFFILIATES AND AGENTS

The Recipient will ensure that its Affiliates and their Agents (whether an individual, body corporate or adviser) to whom any Confidential Information is disclosed is aware of and adheres to the terms of this agreement as if he, she or it were a party hereto. The Recipient shall be responsible for any breach of any of the terms of this agreement by the Recipient or by any of its Affiliates and their Agents. The Recipient shall procure that its Affiliates and their Agents comply with its obligations hereunder and any action by any of them shall be treated as the Recipient’s action for the purposes of this agreement.

10.	NO WAIVER

Any failure by the Selling Shareholder or the Disclosing Party to exercise any rights, power or privilege hereunder shall not constitute a waiver hereunder, nor shall any single or partial exercise thereof preclude any further exercise of any right, power or privilege.

11.	DURATION

Unless otherwise stated, all the obligations of the Recipient, its Affiliates and Agents, in terms of this agreement shall terminate eighteen (18) months from the date on which the discussions and/or negotiations between the parties in respect of and/or in connection with the Transaction shall have finally terminated.

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12.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

12.1	This agreement shall be governed by and construed in accordance with the laws of England and Wales. The parties hereby agree to the exclusive jurisdiction of the courts of England and Wales, which shall have jurisdiction to settle any disputes which may arise out of or in connection with the agreement.

12.2	The Disclosing Party irrevocably appoints [•] as its agent for service of process in England and Wales and irrevocably consents to service of process on such person at such address.

12.3	The Selling Shareholder irrevocably appoints [•] as its agent for service of process in England and Wales and irrevocably consents to service of process on such person at such address.

12.4	The Recipient irrevocably appoints [•] as its agent for service of process in England and Wales and irrevocably consents to service of process on such person at such address.

13.	COSTS

Each party will be responsible for its respective professional and other costs incurred in relation to the Transaction.

14.	GENERAL

14.1	The Recipient represents to the Selling Shareholder and the Disclosing Party that:

14.1.1	it is authorised to enter into and perform its obligations under this agreement; and

14.1.2	this agreement is enforceable against it in accordance with its terms.

14.2	Except as provided in this clause and other than by Affiliates of the Selling Shareholder or the Disclosing Party, no term of this agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999.

14.3	This agreement is personal to each party and may not be assigned or transferred to any third party without the other party’s prior written consent.

14.4	This agreement constitutes the entire agreement and understanding of the parties in respect of the subject matter of this agreement and supersedes all prior and written agreements, understandings and arrangements between the parties relating to the subject matter of this letter. Nothing in this paragraph operates to limit or exclude any liability for fraud.

14.5	This agreement and the supply of Confidential Information does not constitute an offer to sell, dispose, alienate or transfer its shares in, or claims against, the Disclosing Party to the Recipient and does not impose an obligation on either party to continue discussions or negotiations in connection with the Transaction.

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14.6	This agreement may be executed in any number of counterparts, and each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original, but, taken together, they shall constitute one instrument.

Dated	We agree to the above terms.

For and on behalf of [•] [Recipient]
Title:

Witness: 1.	Witness: 2.

Dated	We agree to the above terms.

For and on behalf of [•] [Disclosing Party]
Title:

Witness: 1.	Witness: 2.

Dated	We agree to the above terms.

For and on behalf of [•] [Selling Shareholder]
Title:

Witness: 1.	Witness: 2.

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Schedule 3

Form of Deed of Adherence

TO:     [Non-transferring Party at address specified in clause 27]

This Deed of Adherence (this “Deed”) relates to the Joint Venture Agreement dated July •, 2009 between AngloGold Ashanti Limited and Randgold Resources Limited (the “Agreement”) and is entered into pursuant to clause 23 of the Agreement. Terms defined in the Agreement shall have the same meanings in this Deed unless the context otherwise requires.

[Name of Third Party Purchaser or AngloGold Group/Randgold Group transferee] (the “Transferee”) hereby:

1)	confirms that it has received a copy of the Agreement together with such other documents and information as it has requested in connection with the transfer to it of (a) the Interest by the Seller (in the case of a transfer to a Third Party Purchaser), or (b) the shares in or claims against the Company (in the case of a transfer to a member of the AngloGold Group or Randgold Group);

2)	agrees to become a party to the Agreement and be bound by, and perform all obligations under, the Agreement in substitution for the transferring Party from the date of this Deed; and

3)	confirms that its details for notice in clause 27 are as follows:

[to be inserted]

This Deed shall be governed by, and interpreted in accordance with, English law.

Dated:

Executed and unconditionally	)
Delivered as a deed by	)
)
)
)

[Insert Transferee’s name]

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